UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 02/14/2007

API NANOTRONICS CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	510388133
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

505 University Avenue, Suite 1400, Toronto, Ontario, Canada	M5G 1X3
(Address of principal executive offices)	(zip code)

(416) 593-6543

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 14, 2007, API Nanotronics Corp. (the “Corporation”) and Martin Moskovits entered into an employment agreement (the “Agreement”) defining the terms and conditions of Mr. Moskovits’ employment as Chief Technology Officer of the Corporation. Mr. Moskovits employment will commence on May 1, 2007 or such earlier date as the parties may agree. Under the terms of the Agreement, Mr. Moskovits will receive an annual base salary of $375,000 and an annual discretionary bonus that will be based upon certain performance milestones as established by the Board of Directors or the Compensation Committee of the Corporation.

Mr. Moskovits is and has been for the five year period prior to the date of the Agreement a professor of Physical Chemistry in the Chemistry and Biochemistry Department and Dean of the Division of Mathematical and Physical Sciences in the College of Letters and Sciences at the University of California Santa Barbara. Since March 15, 2006 Mr. Moskovits has been a nanotechnology consultant to the Corporation for which he has received $10,000 per month. Prior to the date of this Agreement, the Corporation has granted options to purchase 1,100,000 shares of common stock of the corporation to Mr. Moskovits. In March 2006, options to purchase 100,000 shares were granted to Mr. Moskovits. Those options have an exercise price of $1.00 per share and a five year term. In November 2006, in connection with the Corporation’s business combination with API Electronics Group Corp., the Corporation issued options to purchase 700,000 shares of common stock to Mr. Moskovits in exchange for options to purchase 70,000 shares of common stock of API Electronics Group Corp. Those options have an exercise price of $1.60 per share and expire on June 29, 2011. The exchange ratio for the business combination was 10-to-1. On November 28, 2007, the Corporation granted options to purchase 300,000 shares of common stock to Mr. Moskovits. Those options have an exercise price of $2.06 and expire on June 29, 2011. As of the date of this Form 8-K, options to purchase 100,000 shares held by Mr. Moskovits have vested. Options to purchase 200,000 shares vest on June 29, 2007 and an additional 200,000 options vest on each of June 29, 2008 and June 29, 2010. The balance of the options vest upon the occurrence of certain milestones. All vesting is subject to Mr. Moskovits’ continued service to the corporation.

With respect to the termination provisions under the Agreement, for termination without cause, the Corporation shall have the right to terminate Mr. Moskovits’ employment on 30 days written notice. In such case, if Mr. Moskovits’ employment has been terminated prior to the second anniversary of the effective date of the Agreement, the Corporation shall provide Mr. Moskovits with severance pay equal to his base salary from the date of termination until the second anniversary of the effective date of the Agreement. Upon any termination without cause, Mr. Moskovits shall also receive 12 months base salary and the continuation of certain benefits for a 12 month period. The same severance arrangement applies in the case of constructive termination.

A copy of the Agreement was filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007.

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The description set forth herein of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Executive Employment Agreement between the Corporation and Martin Moskovits, which was filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated March 5, 2007.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2007	API NANOTRONICS CORP.

	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer

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